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
   Company Contact:                  Investor Relations:                       Media Relations:
   Steve Villa, CFO                  Lisa D. Lettieri, VP                      Elissa Grabowski, AVP
   Frisby Technologies, Inc.         Lippert/Heilshorn & Associates, Inc.      Lippert/Heilshorn & Associates, Inc.
   (336) 784-7754                    (212) 838-3777                            (212) 838-3777
   www.frisby.com                    www.lhai.com or lisa@lhai.com             www.lhai.com or elissa@lhai.com
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           FRISBY TECHNOLOGIES COMPLETES $4 MILLION PRIVATE PLACEMENT


     WINSTON-SALEM,  N.C., June 2, 2000 - FRISBY  TECHNOLOGIES,  INC.  (NASDAQ -
FRIZ), the developer of patented ComforTemp(R) DCC(TM), the leading brand of dynamic climate control materials, today announced that it has completed a $4 million financing through a private placement.

     Investors participating in the private placement include MUSI Investment SA, a significant existing long-term investor in Frisby; and Schoeller Textil AG, Frisby's partner in Schoeller Frisby Technologies GmbH. The financing has taken the form of a unit consisting of one share of common stock and a five-year warrant priced with an exercise price of $7. Each unit is priced at $5. Frisby Technologies is continuing its efforts to secure additional financing of up to $3.5 million through Janney Montgomery Scott.

     Mr. Greg Frisby, Chairman and CEO of Frisby Technologies stated, "We are pleased to obtain this favorable financing to help fuel the Company's continued rapid sales growth. We are pursuing additional sources of appropriate financing and will keep investors informed of new developments in this regard."

     Frisby Technologies is a global leader in the development of dynamic thermal management solutions for the apparel, footwear and sporting goods, packaging, home furnishings, healthcare and electronics industries. ComforTemp warming and cooling foams and fabrics can be found in products from major manufacturers such as Titleist and FootJoy Worldwide, Timberland, Polo Ralph Lauren, Schoeller Textil, Spyder Active Sports, Orvis, Wells Lamont, Wolverine Worldwide, LaCrosse Footwear and Herman Survivors. For more information, contact Frisby Technologies at (877) 444-COMFORT, visit the ComforTemp(R) Web site at www.comfortemp.com, or join the Frisby electronic news distribution list by sending your e-mail address to investors@frisby.com.


This press release contains certain forward-looking statements that relate to Frisby Technologies' future plans and objectives. Those statements are subject to numerous risks and uncertainties that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements, and reported results should not be considered an indication of future performance. Those potential risks and uncertainties include without limitation the uncertainty of the economic environment for the remainder of this year, the need for further development of certain of Frisby Technologies' products and markets, the development of alternative technologies or legal challenges to the Company's existing technologies by third parties and the uncertainty of market acceptance and demand for the company's products in the future. Those potential risks and uncertainties are detailed in Frisby Technologies' filings on Form 10-KSB for 1999 and Forms 10-QSB with the Securities and Exchange Commission.